                                                                 EXHIBIT 10.22



                            STOCK PURCHASE AGREEMENT


                                     AMONG


                           HOWARD PONTIAC-GMC, INC.,


                        BOB HOWARD AUTOMOTIVE-EAST, INC.

                                      AND

                               THE STOCKHOLDER OF
                        BOB HOWARD AUTOMOTIVE-EAST, INC.



                                 DATED AS OF
                              SEPTEMBER 12, 1997

                               TABLE OF CONTENTS

                                                        ARTICLE I

                                                     THE ACQUISITION
         1.1     The Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.4     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.5     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.6     Subsidiaries; Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.7     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.9     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.10    Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.11    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.12    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.15    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.16    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.17    Employee Benefit Plans and Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.18    Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.20    Affiliate Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.21    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.22    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.23    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.24    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                       ARTICLE III

                                            REPRESENTATIONS AND WARRANTIES OF
                                                     THE STOCKHOLDER

         3.1     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                        ARTICLE IV

                                              REPRESENTATIONS AND WARRANTIES
                                                       OF AUTOMALL
         4.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                        ARTICLE V

                                               COVENANTS OF THE COMPANY AND
                                                     THE STOCKHOLDER

         5.1     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.3     Conduct of Business by the Company Pending the Acquisition . . . . . . . . . . . . . . . . . . . . .  13
         5.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.8     Stockholder's Agreements Not to Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.9     Intellectual Property Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.10    Cooperating in connection with IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.11    Removal of Related Party Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.12    Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.13    Related Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.14    LIFO Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.15    Management Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.16    Consent of Chalmers-Ramsey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                        ARTICLE VI

                                                  COVENANTS OF AUTOMALL

         6.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.2     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.3     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.4     Removal of Personal Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                       ARTICLE VII

                                                        CONDITIONS

         7.1     Conditions Precedent to Obligation of Each Party to Effect the Acquisition . . . . . . . . . . . . .  17
         7.2     Additional Conditions Precedent to Obligations of Automall . . . . . . . . . . . . . . . . . . . . .  17
         7.3     Additional Conditions Precedent to Obligations of the Stockholder.   . . . . . . . . . . . . . . . .  18

                                                       ARTICLE VIII

                                            EFFECTIVENESS OF REPRESENTATIONS,
                                                WARRANTIES AND AGREEMENTS
         8.1     Effectiveness of representations, warranties and agreements  . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE IX

                                                      MISCELLANEOUS

         9.1     Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.2     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.3     Automatic Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.4     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.5     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.6     Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.7     Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.8     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.9     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.10    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.11    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.12    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.13    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         9.14    Entire Agreement; Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement"), dated as of the 12th day of September, 1997, is among Howard Pontiac-GMC, Inc., an Oklahoma corporation ("Automall"), Bob Howard Automotive-East, Inc., an Oklahoma corporation (the "Company"), and Robert E. Howard II, the sole stockholder of the Company (the "Stockholder").

                             PRELIMINARY STATEMENT

         The parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which Automall will acquire all of the issued and outstanding common stock, par value $1.00 per share, of the Company from the Stockholder (the "Acquisition");

         The respective Boards of Directors of Automall and the Company have approved this Agreement and the Acquisition pursuant to the terms and conditions herein set forth.

         The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Acquisition.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                THE ACQUISITION

         1.1 The Acquisition. At the Closing (as defined below), the Stockholder shall sell to Automall and Automall shall purchase from the Stockholder that number of shares of the Class A common stock, par value $1.00 per share of the Company ("Company Class A Common Stock") as set forth opposite his name in Schedule I hereto in exchange for one dollar ($1.00), and other valuable consideration.

         1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas 77002, fourteen (14) days following the satisfaction or waiver of the conditions set forth in Article VII or at such other time and place and on such other date as Automall and the Company shall agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

         1.3 Transfer of Shares. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the Stockholder will sell, transfer and deliver that number of shares of Company Common Stock as set forth opposite his name in Schedule I hereto to Automall (in proper form and duly endorsed for transfer).

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDER

         The Company and the Stockholder hereby represent and warrant to Automall as follows:

         2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own or lease its properties and conduct its business as now owned, leased or conducted and to execute, deliver and perform this Agreement and each instrument required hereby to be executed and delivered by it at the Closing. The disclosure letter delivered by the Company prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") includes true and complete copies of the articles of incorporation and bylaws of the Company, as amended and presently in effect.

         2.2 Qualification. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse affect on the business, assets, prospects or condition (financial or otherwise) of the Company (a "Material Adverse Effect"). The Company Disclosure Letter sets forth a list of the jurisdictions in which the Company is qualified to do business, if any.

         2.3 Authorization. The execution and delivery by the Company of this Agreement, the performance of its obligations pursuant to this Agreement and the execution, delivery and performance of each instrument required hereby to be executed and delivered by the Company at the Closing have been duly and validly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will then be, duly executed and delivered by it, and this Agreement constitutes, and, to the extent it purports to obligate the Company, each such instrument will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

         2.4 Approvals. Except for applicable requirements, if any, of the Oklahoma Motor Vehicle Commission, and except to the extent set forth in the Company Disclosure Letter, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any federal, state, foreign or local court, tribunal or governmental agency or authority is required by any applicable statute or other applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any federal, state, foreign or local court, tribunal or governmental agency or authority to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         2.5 Absence of Conflicts. Except to the extent set forth in the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, nor the performance by the Company of its obligations under this Agreement or any such instrument will (assuming receipt of all consents, approvals, authorizations, permits, certificates and orders disclosed as requisite in the Company Disclosure Letter pursuant to Section 2.4) (a) violate or breach the terms of or cause a default under (i) any applicable federal, state, foreign or local statute or other applicable law, (ii) any applicable judgment, order or decree or any applicable rule or regulation of any federal, state, foreign or local court, tribunal or governmental agency or authority, (iii) any applicable permits received from any federal, state, foreign or local governmental agency, (iv) the articles of incorporation or bylaws of the Company, or (v) any contract or agreement to which the Company is a party or by which it, or any of its properties, is bound, or (b) result in the creation or imposition of any lien, claim or encumbrance on any of the properties or assets of the Company, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any federal, state, foreign or local court, tribunal or governmental agency or authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a),
(b), (c) or (d) of this Section, where such matter would not have a Material Adverse Effect or a material adverse effect upon the ability of the Company to consummate the transactions contemplated hereby.

         2.6 Subsidiaries; Equity Investments. The Company does not control directly or indirectly, or have any direct or indirect equity participation in any individual, firm corporation, partnership, limited partnership, limited liability company, trust or other entity ("Person").

         2.7     Capitalization.

                 (a) The authorized capital stock of the Company consists of 10,000 shares of the Company Class A Common Stock, of which 750 shares are issued and outstanding, and 40,000 shares of Class B common stock, par value $1.00 per share ("Company Class B Common Stock, and together with the Company Class A Common Stock, the "Company Common Stock"), of which no shares are issued and outstanding. No shares of Company Common Stock are held in treasury. Each outstanding share of the Company Common Stock has been duly authorized, is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights of any stockholder. Set forth in the Company Disclosure Letter are the names and addresses (as reflected in the corporate records of the Company) of each record holder of the Company Common Stock, together with the number of shares held by each such Person.

                 (b) There is not outstanding any capital stock or other security, including without limitation any option, warrant or right granted by the Company, entitling the holder thereof to purchase or otherwise acquire any shares of capital stock of the Company. Except as disclosed in the Company Disclosure Letter, there are no contracts, agreements, commitments or arrangements obligating the Company (i) to issue, sell, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of the Company or (ii) to redeem, purchase or acquire or offer to acquire any shares of, or any outstanding option, warrant or right to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of the Company.

         2.8 Financial Statements. Included in the Company Disclosure Letter is a true and complete copy of the unaudited balance sheet of the Company as of July 31, 1997 (the "Company Balance Sheet") prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Company Balance Sheet does not omit to state any liabilities, absolute or contingent, required to be stated therein in accordance with generally accepted accounting principles applied on a consistent basis. All accounts receivable of the Company reflected in the Company Balance Sheet and as incurred since July 31, 1997 represent sales made in the ordinary course of business, are collectible (net of any reserves for doubtful accounts shown in the Company Balance Sheet) in the ordinary course of business and, except as set forth in the Company Disclosure Letter, are not in dispute or subject to counterclaim, set-off or renegotiation. The Company Disclosure Letter contains an aged schedule of accounts receivable included in the Company Balance Sheet.

         2.9 Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or accrued for in the Company Balance Sheet or as set forth in the Company Disclosure Letter, the Company does not have any material liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. The reserves reflected in the Company Balance Sheet are adequate, appropriate and reasonable in accordance with generally accepted accounting principles applied on a consistent basis.

         2.10 Certain Agreements. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its officers or directors, is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter purportedly enforceable by a third party against the Company, or any of its officers or directors, the scope of the business or operations of the Company or any of its officers or directors, geographically or otherwise.

         2.11 Contracts and Commitments. The Company Disclosure Letter includes (i) a list of all contracts to which the Company is a party or by which its property is bound that involve consideration or other expenditure in excess of $50,000 or performance over a period of more than six months or that is otherwise material to the business or operations of the Company ("Material Contracts"); (ii) a list of all real or personal property leases to which the Company is a party involving consideration or other expenditure in excess of $50,000 over the term of the lease ("Material Leases"); (iii) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any Person to which the Company is a party ("Guarantees") and (iv) a list of all contracts or other formal or informal understandings between the Company and any of its officers, directors, employees, agents or stockholders or their affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreement have been furnished to Automall and Group 1 Automotive, Inc., a Delaware corporation ("Group 1").

         2.12 Absence of Changes. Except as set forth in the Company Disclosure Letter, there has not been, since July 31, 1997, any material adverse change with respect to the business, assets, prospects or condition (financial or otherwise) of the Company. Except as set forth in the Company

Disclosure Letter, since July 31, 1997, the Company has not engaged in any transaction or conduct of any kind which would be proscribed by Section 5.3 herein after execution and delivery of this Agreement.

         2.13    Tax Matters.

                 (a) Except as set forth in the Company Disclosure Letter (and except for filings and payments of assessments the failure of which to file or pay will not materially adversely affect the Company), (i) all returns and reports ("Tax Returns") of or with respect to any Tax (as defined below) which is required to be filed on or before the Closing Date by or with respect to the Company have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

                 (b) The Company Disclosure Letter sets forth all periods for which Tax Returns of the Company (i) have been audited by the applicable governmental authorities or (ii) are no longer subject to audit due to the expiration of the applicable statute of limitations.

                 (c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in the Company Disclosure Letter.

                 (d) Except as set forth in the Company Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods covered thereby.

                 (f) All Tax allocation or sharing agreements affecting the Company shall be terminated prior to the Closing Date and no payments shall be due or will become due by the Company on or after the Closing Date pursuant to any such agreement or arrangement.

                 (g) Except as set forth in the Company Disclosure Letter, the Company will not be required to include any amount in income for any taxable period beginning the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 (h) The Company has not consented to have the provisions of Section 341(f)(2) of the Code apply with respect to a sale of its stock.

                 (i) From January 28, 1997 through the Closing Date, (a) the Company continuously has been and will be an S Corporation within the meaning of Section 1361 of the Code, and (b) each holder of the Company stock has been an individual resident of the United States or an estate or trust described in Section 1361(c)(2) of the Code that is permitted to hold the stock of an S Corporation.

         2.14    Litigation.

                 (a) Except as set forth in the Company Disclosure Letter, there are no actions at law, suits in equity, investigations, proceedings or claims pending or, to the knowledge of the Company, threatened against or specifically affecting the Company before or by any federal, state, foreign or local court, tribunal or governmental agency or authority which if determined adversely to the Company would have a Material Adverse Effect.

                 (b) Except as contemplated by this Agreement and except to the extent set forth in the Company Disclosure Letter, the Company has substantially performed all obligations required to be performed by it to date and is not in default under, and, to the knowledge of the Company, no event has occurred which, with the lapse of time or action by a third party could result in a default under any contract or other agreement to which the Company is a party or by which it or any of its properties is bound or under any applicable judgment, order or decree of any federal, state, foreign or local court, tribunal or governmental agency or authority, other than such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

         2.15 Compliance with Law. Except as set forth in the Company Disclosure Letter, the Company is in compliance with all applicable statutes and other applicable laws and all applicable rules and regulations of all federal, state, foreign and local governmental agencies and authorities, except where the failure to be in compliance would not have a Material Adverse Effect.

         2.16 Permits. Except as set forth in the Company Disclosure Letter, the Company owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all governmental agencies and authorities, federal, state, foreign and local, necessary for the conduct of its business, except for those franchises, licenses, permits, consents, approvals and authorizations which the failure to own or hold would not, in the aggregate, have a Material Adverse Effect. Each franchise, license, permit, consent, approval and authorization so owned or held is in full force and effect, and the Company is in compliance with all of its obligations with respect thereto, except where the failure to be in full force and effect or to be in compliance would not, in the aggregate, have a Material Adverse Effect, and, to the knowledge of the Company, no event has occurred which allows, or upon the giving of notice or the lapse of time or otherwise would allow, revocation or termination of any franchise, license, permit, consent, approval or authorization so owned or held.

         2.17    Employee Benefit Plans and Policies.

                 (a) The Company Disclosure Letter provides a description of each of the following which is sponsored, maintained or contributed to by the Company for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                          (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plan"); and

                          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.17(a)(i) ("Benefit Program or Agreement").

         True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Automall.

                 (b) The Company does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (c) Except as otherwise set forth in the Company Disclosure Letter,

                          (i) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                          (ii) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                          (iii) No act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections
                 (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                          (iv) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section, has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status;

                          (v)     As to any Plan intended to be qualified under
                 Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code; and

                          (vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                 (d) There does not currently exist, and there has not at any time existed, any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b),
         (c), (m) or (o) of the Code or Section 4001 of ERISA.

                 (e) Termination of employment of any employee of the Company after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                 (f) Each Plan which is an "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                 (g) The Company Disclosure Letter sets forth by name and job description of the employees of the Company as of the date of this Agreement (the "Company Employees"). None of said employees are subject to union or collective bargaining agreements. The Company has not at any time had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

         2.18 Title. Except as set forth in the Company Disclosure Letter, the Company has good and valid title to all properties and assets which it purports to own, including without limitation the properties and assets which are reflected in the Company Balance Sheet (other than those disposed of since such date in the ordinary course of business) and good and valid leasehold interests in all properties and assets which it purports to hold under lease, and each such ownership or leasehold interest is free and clear of all liens, claims and encumbrances other than as set forth in the applicable lease agreements and those reflected in the Company Disclosure Letter.

         2.19 Insurance. The Company Disclosure Letter identifies, by name of underwriter, risk insured, amount insured, policy number and date of issuance all policies of insurance owned by the Company as of the date hereof or as to which the Company, as of the date hereof, is a beneficiary. All such policies are currently in full force and effect.

         2.20 Affiliate Interests. Except as set forth in the Company Disclosure Letter, no employee, officer or director, or former employee, officer or director of the Company has any interest in any property, tangible or intangible, including without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names, used in or pertaining to the business of the Company, except for the normal rights of employees and stockholders.

         2.21 Environmental Matters. The Company is in compliance in all material respects with all laws, rules, regulations, and other legal requirements relating to the prevention of pollution and the protection of the environment (collectively, "Environmental Laws"), and the Company possesses and can transfer to Automall or an affiliate of Automall all permits, licenses, and similar authorizations required under Environmental Laws for operation of its business as currently conducted. Furthermore, there is no physical condition existing on any property ever owned or operated by the Company nor are there any physical conditions existing on any other property that may have been affected by the Company's operations which could give rise to any material remedial obligation under any Environmental Laws or which could result in any material liability to any third party pursuant to any Environmental Laws.

         2.22 Intellectual Property. Except as set forth in the Company Disclosure Letter, the Company owns, or is licensed or otherwise has the right to use all patents, trademarks, copyrights, and other proprietary rights ("Intellectual Property") that are material to the condition (financial or otherwise) or conduct of the business and operations of the Company. To the knowledge of the Company, (a) the use of the Intellectual Property by the Company does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company which could have a Material Adverse Effect and (b) no Person is infringing on any right of the Company with respect to any Intellectual Property. No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. All of the Intellectual Property that is owned by the Company is owned free and clear of all encumbrances and was not misappropriated from any Person. All of the Intellectual Property that is licensed by the Company is licensed pursuant to valid and existing license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property.

         2.23 Bank Accounts. The Company Disclosure Letter includes the names and locations of all banks in which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

         2.24 Disclosure. The Company has disclosed in writing, or pursuant to this Agreement and the Company Disclosure Letter, all facts material to the business, assets, prospects and condition (financial or otherwise) of the Company. No representation or warranty to Automall by the Company contained in this Agreement, and no statement contained in the Company Disclosure Letter, any certificate, list or other writing furnished to Automall by the Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. All statements contained in this Agreement, the Company Disclosure Letter, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of the Company for all purposes of this Agreement.


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDER

         The Stockholder hereby individually with respect to the shares of Company Common Stock owned by such Stockholder, severally and not jointly, represents and warrants to Automall that:

         3.1 Capital Stock. Such Stockholder is the beneficial and record owner of the number of shares of Company Common Stock as set forth in the Company Disclosure Letter, free and clear of any lien, claim, pledge, encumbrance or other adverse claim. Except for such shares of Company Common Stock set forth in the Company Disclosure Letter and Schedule I hereto, such Stockholder does not own, beneficially or of record, any capital stock or other security, including without limitation any option, warrant or right entitling the holder thereof to purchase or otherwise acquire any shares of capital stock of the Company.

         3.2     Authorization of Agreement.

                 (a) Such Stockholder has full legal right, power, capacity and authority to execute, deliver and perform its obligations pursuant to this Agreement and to execute, deliver and perform its obligations under each instrument required hereby to be executed and delivered by such Stockholder at the Closing.

                 (b) This Agreement has been, and each instrument required hereby to be executed and delivered by such Stockholder at the Closing will then be, duly executed and delivered by such Stockholder, and this Agreement constitutes and, to the extent it purports to obligate such Stockholder, each such instrument will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of such Stockholder enforceable against it in accordance with its terms.

         3.3 Approvals. Except for applicable requirements, if any, of the Oklahoma Used Motor Vehicle and Parts Commission and the Oklahoma Motor Vehicle Commission, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any court, tribunal or governmental agency or authority, federal, state, foreign or local, is required by any applicable statute or other applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local, to permit such Stockholder to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         3.4 Absence of Conflicts. Except to the extent set forth in the Company Disclosure Letter, neither the execution and delivery by such Stockholder of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, nor the performance by such Stockholder of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable statute or other applicable law, federal, state, foreign or local, (ii) any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local,
(iii) the organizational documents of such Stockholder or (iv) any contract or agreement to which such Stockholder is a party or by which it, or any of its properties, is bound, or (b) result in the creation or imposition of any lien, claim or encumbrance on any of the properties or assets of such Stockholder, or
(c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any court, tribunal or governmental agency or authority, federal, state, foreign or local, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a), (b), (c) or (d) of this Section, where such matter would not have a Material Adverse Effect on the Company or the ability of the Company or such Stockholder to consummate the transactions contemplated hereby.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF AUTOMALL

         Automall hereby represents and warrants to the Company and the Stockholder that:

         4.1 Corporate Organization. Automall is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma with all requisite corporate power and authority to execute, deliver and perform this Agreement and each instrument required hereby to be executed and delivered by it at the Closing.

         4.2 Authorization. The execution and delivery by Automall of this Agreement, the performance by Automall of its obligations pursuant to this Agreement, and the execution, delivery and performance of each instrument required hereby to be executed and delivered by Automall at the Closing have been duly and validly authorized by all requisite corporate action on the part of Automall. This Agreement has been, and each instrument required hereby to be executed and delivered by Automall at or prior to the Closing will then be, duly executed and delivered by Automall. This Agreement constitutes, and, to the extent it purports to obligate Automall, each such instrument will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of Automall, enforceable against it in accordance with its terms.

         4.3 Approvals. Except for applicable requirements, if any, of the Oklahoma Used Motor Vehicle and Parts Commission and the Oklahoma Motor Vehicle Commission, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any court, tribunal or government agency or authority, federal, state, foreign or local, is required by any applicable statute or other applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local, to permit Automall, to execute, deliver or consummate the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by Automall at or prior to the Closing.

         4.4 Absence of Conflicts. Neither the execution and delivery by Automall of this Agreement or any instrument required hereby to be executed by it at or prior to the Closing nor the performance by Automall of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable statute or other applicable law, federal, state, foreign or local, (ii) any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local,
(iii) the organizational documents of Automall or (iv) any contract or agreement to which Automall is a party or by which it or any of its property is bound, or (b) result in the creation or imposition of any lien, claim or encumbrance on any of the properties or assets of Automall or any of its affiliates (other than any lien, claim or encumbrance created by the Company), or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit certificate or order of any court, tribunal or governmental agency or authority, federal, state, foreign or local or (d) with the passage of time or the giving of notice or the taking of any action by any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a), (b), (c) or (d) of this Section, where such matter would not have a material adverse effect on the business, assets, prospects or condition (financial or otherwise) of Automall.


                                   ARTICLE V

                          COVENANTS OF THE COMPANY AND
                                THE STOCKHOLDER

         5.1 Acquisition Proposals. Prior to the Closing Date, neither the Company, any of its officers, directors, employees or agents nor any Stockholder shall agree to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company, other than the transactions with Automall contemplated by this Agreement.

         5.2 Access. The Company shall afford Automall's officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Automall any information concerning its business, properties and personnel as Automall may reasonably request; provided, however, that no investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty made by the Company or the Stockholder pursuant to this Agreement.

         5.3 Conduct of Business by the Company Pending the Acquisition. The Company and the Stockholder covenant and agree that, from the date of this Agreement until the Closing Date, unless Automall and Group 1 shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or as disclosed in the Company Disclosure Letter:

                 (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice;

                 (b) The Company shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock of the Company or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of the Company, (ii) amend or propose to amend the articles of incorporation or bylaws of the Company, (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding (except for the distribution to Howard of the Company's net income from January 1, 1997 to the closing date of the IPO (as defined herein)), (iv) redeem, purchase or acquire or offer to acquire any of its capital stock, (v) incur any indebtedness for borrowed money, or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.3(b);

                 (c) The Company shall use its best efforts (i) to preserve intact the business organization of the Company, (ii) to maintain in effect any franchises, authorizations or similar rights of the Company, (iii) to keep available the services of its current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it, (v) to maintain and keep its properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

                 (d) The Company shall not transfer, assign, sell or otherwise dispose of any rights or privileges it currently possesses pursuant to any written or oral contract to which it is a party;

                 (e) The Company shall not make or agree to make any single capital expenditure or enter into any purchase commitments in excess of $25,000;

                 (f) The Company shall perform its obligations under any contracts and agreements to which it is a party or to which its assets are subject, except for such obligations as the Company in good faith may dispute;

                 (g) The Company shall not increase the salary, benefits, stock options, bonus or other compensation of any officer, director or employee of the Company; and shall not grant, to any individual, severance or termination pay that exceeds the lesser of (i) such individual's compensation for the calendar month immediately preceding such individual's grant of severance or termination pay, or (ii) $10,000;

                 (h) The Company shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Acquisition set forth in
         Article VII not being satisfied. The Company promptly shall advise Automall orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect; and

                 (i) The Company shall not (i) amend or terminate any Plan or Benefit Program or Agreement except as may be required by applicable law, (ii) increase or accelerate the payment or vesting of the amounts payable under any Plan or Benefit Program or Agreement, or
         (iii) adopt or enter into any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding (other than the Plans and the Benefit Programs or Agreements).

         5.4 Confidentiality. The Company and the Stockholder agree, and the Company agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence, and not to disclose to others for any reason whatsoever, any non-public information received by them or their representatives in connection with the transactions contemplated hereby except
(i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of the Company as necessary in connection with the transactions contemplated hereby; and (iii) for information which becomes publicly available other than through the actions of the Company or the Stockholder. In the event the Acquisition is not consummated, the Company and the Stockholder will return all non-public documents and other material obtained from Automall or its representatives in connection with the transactions contemplated hereby or certify to Automall that all such information has been destroyed.

         5.5 Notification of Certain Matters. The Company shall give prompt notice to Automall, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing or (ii) any material failure of the Company, or any officer, director, employee or agent thereof, or the Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.6 Consents. Subject to the terms and conditions of this Agreement, the Company shall (i) take all reasonable steps to obtain all consents, waivers, approvals (including all applicable automobile manufacturers approvals, and such approvals shall not contain any unreasonably burdensome restrictions on the Company or Automall), authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary or proper to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, the Company and the Stockholder agree to cooperate and use reasonable efforts (such efforts shall not include incurring costs to third parties) to defend against and respond thereto.

         5.8 Stockholder's Agreements Not to Sell. The Stockholder hereby covenants and agrees not to sell, pledge, transfer or dispose of or encumber any shares of Company Common Stock currently owned, either beneficially or of record, by such Stockholder.

         5.9 Intellectual Property Matters. The Company shall use its best efforts to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

         5.10 Cooperating in connection with IPO. The Company and the Stockholder will (a) provide Group 1 with all information concerning the Company or the Stockholder which is reasonably requested by Group 1 from time to time in connection with effecting Group 1's initial public offering of its common stock (the "IPO") and (b) cooperate with Group 1 and their representatives in the preparation of the Registration Statement on Form S-1 relating to the IPO (the "Registration Statement") (including the financial statements therein) and in responding to comments of the staff of the Securities and Exchange Commission, if any, with respect thereto. The Company and the Stockholder agree promptly to (a) advise Group 1, if at any time during the period in which a prospectus relating to the IPO is required to be delivered under the Securities Act of 1933, as amended, any information contained in the then current Registration Statement prospectus concerning the Company or the Stockholder becomes incorrect or incomplete in any material respect and (b) provide Group 1 with information needed to correct or complete such information.

         5.11 Removal of Related Party Guarantees. The Company and the Stockholder agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate, waive or release all Company guarantees (such guarantees shall be referred to herein as "Related Guarantees," as described in the Company Disclosure Letter pursuant to Section 2.11 of this Agreement) of indebtedness or other obligations of any of the Company's officers, directors, shareholders or employees or their affiliates.

         5.12 Termination of Related Party Agreements. The Company and the Stockholder agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate the Related Party Agreements on or prior to the Closing Date, except those Related Party Agreements that are disclosed in the Company Disclosure Letter as agreements that shall not be subject to this Section 5.12.

         5.13 Related Party Agreements. The Company agrees, and the Stockholder agrees to cause the Company, not to enter into any Related Party Agreements or engage in any transactions with the Stockholder or his affiliates; except for those Related Party Agreements or transactions with affiliates that are disclosed in the Company Disclosure Letter as agreements or transactions that shall not be subject to this Section 5.13.

         5.14 LIFO Adjustment. The Company, and not the Stockholder, shall be responsible for the payment of all costs and liabilities relating to any LIFO adjustment caused by the termination of the Company's status as an S corporation as a result of the transactions contemplated hereby.

         5.15 Management Agreement. The Company and the Stockholder hereby agree to enter into, on the date hereof, a management agreement by and among the Company, the Stockholder and Automall (the "Management Agreement"). A copy of the Management Agreement is attached hereto as Exhibit A. The Management Agreement shall (i) become effective upon the closing of the IPO and (ii) remain in effect until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.3 hereof.

         5.16 Consent of Chalmers-Ramsey. The Company shall deliver to Group 1, within ten (10) business days of the date hereof, the written consent of Chalmers-Ramsey Chevrolet-Geo, Inc., an Oklahoma corporation, to the Management Agreement (as defined herein) and all transactions contemplated thereby.


                                   ARTICLE VI

                             COVENANTS OF AUTOMALL

         6.1 Confidentiality. Automall agrees, and Automall agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it or its representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Automall as necessary in connection with the transactions contemplated hereby or as necessary to the operation of Automall's business; and (iii) for information which becomes publicly available other than through the actions of Automall. In the event the Acquisition is not consummated, Automall will return all non-public documents and other material obtained from the Company or its representatives in connection with the transactions contemplated hereby or certify to the Company that all such information has been destroyed.

         6.2 Consents. Subject to the terms and conditions of this Agreement, Automall shall (i) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.3 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, Automall agrees to cooperate and use reasonable efforts to defend against and respond thereto.

         6.4 Removal of Personal Guarantees. Automall and Group 1 will use commercially reasonable efforts to have all personal guarantees by any of the Company's officers, directors, shareholders or employees of any obligation of the Company terminated, waived or released.


                                  ARTICLE VII

                                   CONDITIONS

         7.1 Conditions Precedent to Obligation of Each Party to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment of the following conditions:

                 (a) No order shall have been entered and remain in effect in any action or proceeding before any federal, state, foreign or local court or governmental agency or other federal, state, foreign or local regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Acquisition;

                 (b)      The closing date of the IPO shall have occurred; and

                 (c) The acquisition by Group 1 or any of its direct or indirect wholly-owned subsidiaries of the Chevrolet-Geo dealership assets described in that certain Buy-Sell Agreement dated January 28, 1997 among the Company, Chalmers-Ramsey and South Pointe Subaru, Inc. shall have been completed, provided that such acquisition is approved by General Motors Corporation, and provided further that no party hereto may waive the condition set forth in this subparagraph (c) of
         Section 7.1.

         7.2 Additional Conditions Precedent to Obligations of Automall. The obligation of Automall to effect the Acquisition is also subject to the fulfillment of the following conditions:

                 (a) The representations and warranties of the Company and the Stockholder contained in Article II and Article III, respectively, shall be accurate as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Stockholder on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of the Company and the Stockholder shall have been delivered to Automall;

                 (b) Automall shall have received evidence, satisfactory to Automall, that all Related Party Agreements required to be terminated shall have been terminated and all Related Guarantees shall have been terminated, waived or released pursuant to Sections 5.11 and
         5.12 hereto.

                 (c) Since the date of this Agreement, no material adverse change in the business, operations or financial condition of the Company shall have occurred, and the Company shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, and Automall shall have received a certificate signed by the chief executive officer of the Company dated the Closing Date to such effect.

         7.3 Additional Conditions Precedent to Obligations of the Stockholder. The obligation of the Stockholder to effect the Acquisition is also subject to the fulfillment of the following condition:

                 (a) The representations and warranties of Automall contained in Article IV shall be accurate as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all the terms, covenants and conditions of this Agreement to be complied with and performed by Automall on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Automall shall have been delivered to the Company.

                                  ARTICLE VIII

                       EFFECTIVENESS OF REPRESENTATIONS,
                           WARRANTIES AND AGREEMENTS

         8.1     Effectiveness of representations, warranties and agreements.

                 (a) Except as set forth in Section 8.1(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

                 (b) The representations, warranties and agreements in this Agreement shall terminate at the Closing, except that the agreements set forth in Sections 5.4, 5.7, 5.14, 5.15, 6.1, 6.3, 6.4, and 9.5 shall survive the Closing.

                 (c) The parties hereto agree that the sole and exclusive remedies for breaches of this Agreement, for negligence, negligent misrepresentation or for any tort (except for any tort based on intent to deceive) committed in connection with the transactions described in, or contemplated by this Agreement are those set forth in this Agreement, and that no claim may be made by any party hereto for any matter in connection with the transactions described in, or contemplated by, this Agreement unless specifically set forth in this Agreement and then only pursuant to the terms of this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 Disclosure Letter. The Company Disclosure Letter, executed by the Company as of the date hereof, and delivered to Automall on the date hereof, contains all disclosure required to be made by the Company under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Company Disclosure Letter specifically refers to the article and section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other article or section of the Agreement. A substantially complete draft of the Company Disclosure Letter shall have been delivered to Automall at least five business days prior to the date of this Agreement.

         9.2 Termination. This Agreement may be terminated and the Acquisition and the other transactions contemplated herein may be abandoned at any time prior to the Closing:

                 (a)      by mutual consent of Automall and the Stockholder;

                 (b) by either Automall or the Company if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Acquisition or the other transactions contemplated hereby shall have been entered;

                 (c) by Automall if (i) since the date of this Agreement there has been a material adverse change in the business operations or financial condition of the Company or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by the Company which breach has not been cured within ten business days following receipt by the Company of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice); or

                 (d) by the Company if there has been a material breach of any representation or warranty set forth in this Agreement by Automall which breach has not been cured within ten business days following receipt by Automall of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice).

         9.3 Automatic Termination. This Agreement shall be terminated, and no further action by either Automall or the Stockholder shall be necessary to effect such termination, if the 592,303 shares of common stock of Group 1 held in escrow pursuant to Sections 5.18 and 5.19 of that certain stock purchase agreement (the "Automall Purchase Agreement") dated June 14, 1997 among Group 1, Automall and the stockholders of Automall are released and distributed in accordance with Section 5.19 of the Automall Purchase Agreement.

         9.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.2 or Section 9.3, the Company and Automall shall have no obligation or liability to each other except that the provisions of Sections 5.4, 6.1, 9.4 and 9.5 shall survive any such termination.

         9.5 Expenses. Regardless of whether the Acquisition is consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by Automall shall be paid by Automall and all such costs and expenses incurred by the Company shall be paid by the Company. The Company and Automall each represent and warrant to each other that there is no broker or finder involved in the transactions contemplated hereby.

         9.6 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, only as may be permitted by applicable provisions of the Delaware General Corporation Law. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         9.7 Public Statements. The Company, the Stockholder and Automall agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         9.8 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the parties hereto without the written consent of the other parties hereto.

         9.9 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to the Company:             13300 N. Broadway Extension
                                        Oklahoma City, Oklahoma 73114
                                        Telecopy: (405) 963-8851

                                        Attention: Robert E. Howard II

         with a copy to:                6520 N. Western, Suite 100
                                        Oklahoma City, Oklahoma 73116
                                        Telecopy: (405) 848-5052

                                        Attention: Randall K. Calvert

         if to the Stockholder:         13300 N. Broadway Extension
                                        Oklahoma City, Oklahoma 73114
                                        Telecopy: (405) 963-8851

                                        Attention: Robert E. Howard II

         if to Automall:                13300 N. Broadway Extension
                                        Oklahoma City, Oklahoma 73114
                                        Telecopy: (405) 963-8851

                                        Attention: Robert E. Howard II

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 9.9. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor. Delivery to the Stockholder's representative, if any, of any notice to the Stockholder hereunder shall constitute delivery to the Stockholder and any notice given by such Stockholder's representative shall be deemed to be notice given by the Stockholder.

Copies of all communications required to be made pursuant to this Agreement shall be sent, in the same manner prescribed by this Section 9.9, to the following:

                                        Group 1 Automotive, Inc.
                                        950 Echo Lane, Suite 350
                                        Houston, Texas 77024
                                        Telecopy: (713) 467-1513

                                        Attention: B.B. Hollingsworth, Jr.
                                                   President and Chief Executive
                                                   Officer
                 and:                   Vinson & Elkins L.L.P.
                                        2300 First City Tower
                                        1001 Fannin Street
                                        Houston, Texas 77002-6760
                                        Telecopy: (713) 615-5236

                                        Attention: John S. Watson

         9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

         9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         9.13 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         9.14 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Exhibits hereto and the Company Disclosure Letter, constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof (except as contemplated otherwise by this Agreement) and neither this nor any document delivered in connection with this Agreement, confers upon any Person not a party hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        HOWARD PONTIAC-GMC, INC.


                                        By:  /s/ ROBERT E. HOWARD II
                                           ----------------------------------
                                           Robert E. Howard II
                                           President

                                        BOB HOWARD AUTOMOTIVE-EAST, INC.

                                        By:  /s/ ROBERT E. HOWARD II
                                           ----------------------------------
                                           Robert E. Howard II
                                           Secretary

                                        STOCKHOLDER:



                                        /s/ ROBERT E. HOWARD II
                                        -------------------------------------
                                        Robert E. Howard II

                                   SCHEDULE I



                                                 Shares of Company Class A
Stockholder                                            Common Stock
-----------                                      -------------------------
Robert E. Howard II   . . . . . . . . . . . . .           750

                                                                       EXHIBIT A

                              MANAGEMENT AGREEMENT

         MANAGEMENT AGREEMENT, dated as of September 12, 1997, by and among HOWARD PONTIAC-GMC, INC. ("Automall"), BOB HOWARD AUTOMOTIVE-EAST, INC. ("East") and ROBERT E. HOWARD II ("Howard"), as sole stockholder of East.

                             PRELIMINARY STATEMENT

         Automall, East and Howard have executed a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of the date hereof, pursuant to which Automall will acquire (the "Acquisition") all of the outstanding capital stock of East. The consummation of the Acquisition is subject to the fulfillment of certain conditions set forth in the Stock Purchase Agreement that have not yet been fulfilled.

         East and Chalmers-Ramsey Chevrolet-Geo, Inc., an Oklahoma corporation ("Chalmers-Ramsey"), have entered into a Management Agreement (the "Chalmers-Ramsey Management Agreement") pursuant to which East has agreed to provide Chalmers- Ramsey with management and consulting services in return for all "profits or losses," as such are described in the Chalmers-Ramsey Management Agreement ("Profits" and "Losses"), of Chalmers-Ramsey arising during the term of the Chalmers-Ramsey Management Agreement.

         East desires to engage Automall to provide East with management and consulting services with respect to the operation of East's business, including East's management of Chalmers-Ramsey under the Chalmers-Ramsey Management Agreement, pending consummation of the Acquisition.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

1. Effective Date. The effective date (the "Effective Date") of this Management Agreement shall be the closing date of the initial public offering of common stock of Group 1 Automotive, Inc., a Delaware corporation ("Group 1");

2. Term. The term (the "Term") of this Management Agreement shall be from the Effective Date until the earlier of (i) the Closing Date of the Stock Purchase Agreement, or (ii) the termination of the Stock Purchase Agreement pursuant to Section 9.3 thereof.

3. Liabilities of East. East and Howard hereby represent that, as of the date hereof, Howard is the sole creditor of East and that no other person has any claim against the income, earnings or assets of East.

4.       Duties and Obligations.

         (a) East hereby engages Automall, and Automall hereby undertakes, to provide management and consulting services with respect to the operation of East's business;

         (b) East hereby agrees to do, or cause to be done, all things reasonably necessary to facilitate Automall's provision of management and consulting services to East;

         (c) East hereby agrees to pay to Automall, in consideration of the management and consulting services provided to East in accordance herewith, all of East's Profits and Losses earned or incurred under the Chalmers-Ramsey Management Agreement, less the monthly carrying costs actually incurred by Howard on Howard's $2.5 million investment in East;

         (d) The parties hereto agree that Profits payable to Automall hereunder shall not be reduced, and Losses payable by Automall hereunder shall not be increased, by any liabilities or obligations of East to Howard or any third party, except as provided in (c) above;

         (e) East hereby agrees to calculate the Profits or Losses payable to or by Automall hereunder as of the end of each calendar month and to present Automall with such calculation, and the information upon which such calculation was based, no later than the fifteenth day of the succeeding month; and

         (f) East hereby agrees to pay to Automall all monthly Profits, and Automall hereby agrees to pay to East all monthly Losses, no later than the tenth day following Automall's receipt of the information required to be delivered under paragraph (d) above.

5. Governing Law. This Management Agreement shall be governed by and construed in accordance with the laws of the state of Oklahoma.

6. Amendment. This Management Agreement may not be amended by any oral agreement or understanding but only by an amendment in writing executed by the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has executed, or caused this Management Agreement to be executed on its behalf by its duly authorized officers, all as of the date first above written.



                                        HOWARD PONTIAC-GMC, INC.




                                        By: /s/ ROBERT E. HOWARD II
                                           -----------------------------
                                           Robert E. Howard II
                                           President




                                        BOB HOWARD AUTOMOTIVE-EAST, INC.

                                        By: /s/ ROBERT E. HOWARD II
                                           -----------------------------
                                           Robert E. Howard II
                                           President



                                        STOCKHOLDER

                                        /s/ ROBERT E. HOWARD II
                                        --------------------------------
                                        Robert E. Howard II